Exhibit 10.2

SABA SOFTWARE, INC.

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is entered into on February 26, 2013 (the “Effective Date”) by and between Saba Software, Inc., a Delaware corporation (the “Company”), and Babak Yazdani (the “Executive”) and supersedes in part (as set forth in more detail below) that certain Amended and Restated Employment Agreement dated April 8, 2009, as amended December 23, 2011 between the Executive (under the name “Bobby Yazdani”) and the Company ( the “Employment Agreement”).

RECITALS

WHEREAS, the Company and the Executive have agreed that the Executive’s service as the Chief Executive Officer and a director of the Company will terminate, effective as described below, and in connection with such termination of service wish to agree to certain additional matters as described in this Agreement;

NOW THEREFORE, for good and valuable consideration (including the respective covenants herein), the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company agree as follows, as of the Effective Date:

AGREEMENT

1. Separation. The mutually agreed termination of the Executive’s service as the Chief Executive Officer and a director of the Company (the “Separation”) shall be evidenced by the letter attached hereto as Exhibit 1, which letter is being delivered to the Company concurrently herewith and shall be effective on March 1, 2013 (the “Separation Date”). The Executive and the Company agree that the Separation shall constitute a “Separation from Service” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Concurrently with the execution of this Agreement, the Executive shall execute and deliver the release attached hereto as Exhibit 2, dated as of the Effective Date (the “Release”).

2. Acknowledgement. The Executive hereby acknowledges and agrees that he is the Chief Executive Officer immediately prior to the Separation from Service effected by the Separation, such that he is a “specified employee” under Section 409A of the Code and Section 13 of the Employment Agreement. Upon the Separation from Service, the Executive shall receive all base salary due and owing and all other accrued and unpaid benefits through the last day actually worked. In addition, Executive agrees that, upon the Separation from Service, provided he has delivered, not revoked, and taken all necessary steps to make the Release effective prior to the Release Date, the following benefits provided under Section 4.3 of the Employment Agreement shall be provided as follows:

(a) As permitted by the short-term deferral exemption pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations, the Target Bonus payment referred to in the first sentence of Section 4.3.1 of the Employment Agreement shall be paid as soon as practicable, and in any event within five (5) business days, after the Separation Date.

(b) Since Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulations thereunder, the severance payments referred to in the second sentence of Section 4.3.1 of the Employment Agreement shall accrue and be paid commencing on the first regular payroll date on or after September 1, 2013, which is the first day of the seventh month after the Separation Date, notwithstanding any provision of this Agreement and the Employment Agreement to the contrary.

(c) Any continued group health insurance coverage paid by the Company under the first sentence of Section 4.3.3 of the Employment Agreement, upon Executive’s timely election under COBRA, shall commence upon the Separation Date and continue for one year thereafter, without prejudice to any rights Executive may have to COBRA coverage or Cal-COBRA coverage thereafter at his own expense.

3. Vesting and Exercisability of Equity Awards. Upon the Separation from Service effected by the Separation, all shares subject to any outstanding stock options and restricted stock units then held by the Executive shall vest and become immediately exercisable pursuant to Section 4.3.2 of the Employment Agreement and, as applicable, the terms of such stock options and restricted stock units. Furthermore, in connection with the covenants and agreements of Executive contained in this Agreement, the Company agrees that each stock option held by Executive shall (notwithstanding the terms of such stock option or of the Employment Agreement) remain exercisable until the earlier of (i) six (6) months after the date on which there is in effect a registration statement under the Securities Act of 1933 covering the Executive’s exercise thereof, and (ii) the expiration date of such stock option. Upon the execution of this Agreement, any of the stock options held by the Executive that are presently classified as incentive stock options under Section 422 of the Code and whose post-termination exercise period is extended by this Section 3shall cease to qualify as incentive stock options.

4. Mutual Non-Disparagement. During the eighteen (18) month period following the termination of Executive’s employment for any reason, Executive agrees to not disparage or make derogatory statements, orally or in writing, regarding the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, in any manner likely to be harmful to them or their business, business reputation or personal reputation. During the eighteen (18) month period following termination of Executive’s employment for any reason (other than for Cause), the Company agrees not to (in its formal public statements), and agrees to instruct its executive officers and directors not to, disparage or make derogatory statements, orally or in writing, regarding the Executive in any manner likely to be harmful to Executive or Executive’s business or personal reputation, provided that, if Executive directs prospective employers to contact the Company’s Human Resources Department, the Company will respond by only confirming Executive’s job title and dates of employment. Notwithstanding the foregoing, nothing in this Section 4 shall prohibit the Company or the Executive from (i) providing truthful information in response to an inquiry by the Securities and Exchange Commission, a subpoena or other legal process, or (ii) refusing to answer any question(s) posed by any third party. The foregoing requirement under this Section 4 will not apply to any statements (i) that Executive makes addressing any derogatory or disparaging statements made by the Company (in its formal public statements), its executive officers and/or its directors regarding Executive or Executive’s performance as an employee of the Company so long as Executive’s statements are, in the reasonable, good faith judgment of Executive, true and extend no further than addressing such statements by the Company, its executive officers or directors, or (ii) that the Company (in its formal public statements), its executive officers and/or its directors make addressing any derogatory or disparaging statements made by Executive so long as the Company’s, its executive officers’ and/or its directors’ statements are, in the reasonable, good faith judgment of the person making the statement, true and extend no further than addressing such statements by Executive.

Executive will be afforded an opportunity to provide input regarding the Company’s public announcements and filings with respect to this Agreement, which input will be considered in good faith, but the Board of Directors of the Company will retain final authority over such announcements and filings.

5. Remaining Obligations of the Company.

(a) Employment Agreement Obligations. Except as specifically set forth herein, this Agreement shall supersede any and all obligations of the Company in the Employment Agreement, other than the Company’s obligation to arbitrate claims and pay attorneys’ fees when required, as set forth in Section 6 of the Employment Agreement.

(b) Indemnification Obligations. The Company hereby reaffirms (i) its obligations to the Executive under any indemnification agreement it has entered into with the Executive or any insurance policy under which Executive is covered, and (ii) its obligations to indemnify the Executive, in either his capacity as an officer or director, as the case may be, under the Company’s bylaws or applicable law.

6. Remaining Obligations of the Executive.

(a) Employment Agreement Obligations. Except as set forth in Section 6(b) hereof, Executive hereby reaffirms all of his commitments in the Employment Agreement (including, without limitation, those contained in Sections 1.4, 4.6, 5.1, 6, and 13) and agrees that this Agreement shall not minimize or negate such obligations. From and after the Effective Date, the Executive’s address for notices under the Employment Agreement, this Agreement and any other agreement with the Company shall be                     .

(b) Nonsolicitation Covenant. Sections 1.3 and 5.2 of the Employment Agreement shall be of no force and effect. Executive agrees, however, in exchange for the covenants and agreements of the Company contained herein, that during the period beginning on the Effective Date and ending one (1) year after the Separation Date, Executive shall not and shall not attempt to, directly or indirectly on Executive’s behalf or as an officer, director, consultant, partner, owner, stockholder or employee of any partnership, corporation or other entity, solicit, induce, recruit or encourage any employee, officer, director or consultant of the Company to leave their employment with or cease to provide services to the Company, or take away such employees, officers, directors or consultants of the Company.

7. Condition Precedent. Executive acknowledges and agrees that his material compliance with the terms of this Agreement (including any continuing obligations under the Employment Agreement and any proprietary information and inventions or other similar agreement between Executive and the Company) is a condition precedent to his receipt of any consideration pursuant to the terms of this Agreement. Executive further acknowledges and agrees that in the event of any material breach of his obligations under this Agreement, the Company shall be entitled, to the extent of any damages suffered by the Company as a result of such breach, to (i) withhold from Executive any consideration due or owing to Executive pursuant to this Agreement until such time as Executive has fully cured any such breach(es) to the full satisfaction of the Company, (ii) refrain from making any payment of benefits under this Agreement which may be due but has not yet been paid, and/or (iii) refrain from providing vesting or acceleration of any stock options held by the Executive.

8. Agreement to Arbitrate Claims. The Company and Executive hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Executive and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to this Agreement and the benefits and obligations herein shall be subject to arbitration in the same manner as specified in Section 6 of the Employment Agreement.

9. Miscellaneous.

(a) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and by a representative of the Company, duly authorized by its Board of Directors. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

(b) Assignment. Executive agrees that Executive may not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall Executive’s rights be subject to encumbrance or the claims of creditors. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Company of this Agreement and the performance of the Company’s obligations hereunder by any successor in interest and the performance of Executive’s obligations hereunder with respect to any such successor in interest.

(c) Entire Agreement; Severability; Enforcement; Governing Law. Except as expressly set forth herein, this Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety all prior undertakings and agreements of the Company with respect to the subject matter hereof. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with one which most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of California.

(d) Withholding. All sums payable to Executive hereunder are subject to all federal, state, local and other withholding and similar taxes and payments required by applicable law.

(e) Public Filing. Executive and the Company understand and agree that this Agreement will need to be filed with the Securities and Exchange Commission and that its confidentiality cannot be protected.

(f) No Representations. The Parties represent that each has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

(g) Section 280G. The Executive hereby reaffirms Section 4.6 of the Employment Agreement and agrees that the limitations contained therein shall likewise apply to any benefits provided under this Agreement.

(h) Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A (or an exemption therefrom). Payments pursuant to thisAgreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations under Section 409A of the Code.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the Effective Date.

Babak Yazdani	Saba Software, Inc.

/s/ Babak Yazdani	By:	/s/ Shawn Farshchi
Babak Yazdani
	Name:	Shawn Farshchi

	Title:	COO

Approved:

	By:	/s/ Michael Fawkes
Michael Fawkes, on behalf of the Board of Directors

Attachments:

Exhibit 1: Separation Letter

[SIGNATURE PAGE TO SEPARATION AGREEMENT]

Exhibit 1

Separation Letter

February 26, 2013

Saba Software, Inc.

2400 Bridge Parkway

Redwood Shores, CA 94065-1166

Attention: Board of Directors

Re:	Separation from Service as President and CEO and a Director of Saba Software, Inc.

To the Board of Directors of Saba Software, Inc.:

Pursuant to the Separation Agreement dated as of February 26, 2013 between Saba Software, Inc. (the “Company”) and me, I hereby resign as Chief Executive Officer as well as from the Board of Directors of the Company, as well as from all officerships, directorships or fiduciary positions with the Company or its affiliates, effective March 1, 2013. My resignation is not because of any disagreement on any matter related to the operations, policies or practices of the Company or its affiliates or other disagreement with the Company or its affiliates. I am pleased to have had the opportunity to serve the Company as Chief Executive Officer and a member of the Board and wish the company well.

Very truly yours,

/s/ Babak Yazdani
Babak Yazdani

Exhibit 2

RELEASE AND WAIVER OF CLAIMS

In exchange for the severance payments and other benefits to which I would not otherwise be entitled, I hereby furnish Saba Software, Inc. and each of its subsidiaries and affiliates (collectively, the “Company”) with the following release and waiver.

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, attorneys, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kid and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the date I sign this Release with respect to any claims relating to my employment and the termination of my employment, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination Act of 1990; the Delaware Fair Employment Practices Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; emotional distress; and breach of the implied covenant of good faith and fair dealing, provided, however, that this Release shall not apply to claims or causes of action (i) under the Separation Agreement dated February 26, 2013 between the Company and me or (ii) for defamation, libel, invasion of privacy or indemnification for third party claims against Executive in accordance with the Company’s charter documents or as otherwise provided in a written agreement between the Company and Executive.

In granting the releases herein, I acknowledge that I understand that I am waiving any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California and any similar provision of law of any other state or territory of the United States or other jurisdiction to the following effect: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have 21 days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven day revocation period has expired.

Date: February 26, 2013	/s/ Babak Yazdani
Babak (Bobby) Yazdani